Exhibit 99.2

GOLDEN STAR ANNOUNCES PROPOSED OFFERING OF

CONVERTIBLE SENIOR UNSECURED DEBENTURES

Denver—(Market Wire)—October 23, 2007—Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) (“Golden Star”) today announced its intent to offer and sell an aggregate principal amount of up to US$125 million of Convertible Senior Unsecured Debentures due November 30, 2012 (the “Debentures”). The Debentures are anticipated to be sold, subject to market and other conditions, to qualified institutional buyers in the United States with sales in the U.S. being made in reliance on Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and on a private placement basis in Canada to accredited investors, in reliance on Regulation S under the Securities Act.

The Debentures are anticipated to have a semi-annual cash interest coupon to be determined at pricing, and, subject to certain limitations, will be convertible at the option of the holder at any time prior to the maturity date into the Company’s common shares, at a conversion price to be determined. Golden Star intends to use approximately US$61.76 million of the net proceeds of the offering to repay its existing US$50 million aggregate principal amount 6.85% senior convertible notes due April 15, 2009, and the balance for property development and for general corporate purposes.

This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, securities. The Debentures, and the common shares issuable upon conversion of the Debentures, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act, and will be subject to resale restrictions in Canada.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially, including comments regarding the expectation that the offering will be completed consistent with the terms outlined above and the use of proceeds from the offering. Actual results may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in gold price, changes in U.S. and Canadian securities markets and failure to receive regulatory approvals. Golden Star assumes no obligation to update this information. There can be no assurance that future developments affecting Golden Star will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K for the year ended December 31, 2006, as amended.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.             +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager